Exhibit 99.1

AAR reports first quarter fiscal year 2023 results

•	First quarter sales of $446 million, compared to $455 million in Q1 FY2022

•	First quarter GAAP diluted earnings per share from continuing operations of $0.62, compared to $0.31 in Q1 FY2022

•	Adjusted diluted earnings per share from continuing operations of $0.61, up 17% from $0.52 in Q1 FY2022

•	First quarter cash flow from operating activities from continuing operations of $7 million

Wood Dale, Illinois, September 22, 2022 — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, today reported first quarter fiscal year 2023 consolidated sales of $446.3 million and income from continuing operations of $22.3 million, or $0.62 per diluted share. For the first quarter of the prior year, the Company reported sales of $455.1 million and income from continuing operations of $11.2 million, or $0.31 per diluted share. Our adjusted diluted earnings per share from continuing operations in the first quarter of fiscal year 2023 were $0.61, compared to $0.52 in the first quarter of the prior year.

Consolidated first quarter sales decreased 2% from the prior year’s quarter. Our consolidated sales to commercial customers increased 10% over the prior year quarter, primarily due to further recovery in the commercial market. Our consolidated sales to government customers decreased 19% due to the natural completion of certain government programs, such as our Afghanistan contracts.

Sales to commercial customers were 66% of consolidated sales, compared to 59% in the prior year’s quarter, primarily reflecting the natural completion of certain government programs as well as the continued recovery in the commercial market.

“During the quarter, we drove strong commercial performance as recent new parts distribution contracts started to mature and our hangars remained largely full throughout the summer. Also in the quarter, our government business saw the full impact of the wind down in Afghanistan as well as the completion of certain other programs. As recent awards, such as our USAFE contract, ramp up over time and we win new contracts, we expect growth to return in our government business,” said John M. Holmes, President and Chief Executive Officer of AAR CORP.

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Gross profit margins were 18.4% in the current quarter, compared to 14.2% in the prior year quarter. Adjusted gross profit margin increased from 16.1% to 18.1%, primarily due to the favorable impact from our actions to reduce costs and improve our operating efficiency.

Selling, general, and administrative expenses increased from $49.3 million in the prior year quarter to $50.1 million. As a percentage of sales, selling, general, and administrative expenses were 11.2% for the quarter, compared to 10.8% last year.

Operating margins were 7.0% in the current quarter, compared to 3.3% in the prior year quarter. Adjusted operating margin increased from 5.5% to 6.9% as a result of the actions we took to improve our operating efficiency as well as the recovery in commercial sales. Sequentially, our adjusted operating margin remained relatively consistent at 6.9% in the current quarter and 7.0% in the prior year quarter.

During the quarter, we announced several new contract awards, including:

•	Firm-fixed price contract from the U.S. Air Force to produce Next Generation All Aluminum Cargo Pallets with a total contract value, including option periods, of $173.5 million

•	Contract from the Norwegian Defence Logistics Organisation to provide commercial common parts for the Royal Norwegian Air Force P-8A fleet

•	Product launch with Textron Aviation Defense of Airvolution®, AAR’s customizable, cloud-based, end-to-end repair cycle management tool

Net interest expense for the quarter was $1.0 million, compared to $0.7 million last year. Average diluted share count decreased from 35.7 million in the prior year quarter to 35.4 million in the current year quarter. We repurchased 0.5 million shares for $21.9 million in conjunction with the $150 million share repurchase program we announced last year.

Cash flow provided by operating activities from continuing operations was $7.0 million during the current quarter. Excluding our accounts receivable financing program, our cash flow provided by operating activities from continuing operations was $7.1 million in the current quarter. As of August 31, 2022, our net debt was $70.7 million and our net leverage was 0.44x.

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Holmes concluded, “We are very proud to have delivered another quarter of year over year margin improvement. We also continued to generate cash even while making increased inventory investments in our parts activities to support future growth. Our pipeline of both commercial and government opportunities remains full and we will utilize the strength of our balance sheet to secure new business and continue to generate shareholder value through organic and inorganic investments.”

Conference call information

On Thursday, September 22, 2022, at 3:45 p.m. Central time, AAR will hold a conference call to discuss the results. The conference call can be accessed by registering at https://register.vevent.com/register/BI15b4fefd98a04d80b9d896f80de365f1. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call.

A replay of the conference call will be available for on-demand listening shortly after the completion of the call at https://edge.media-server.com/mmc/p/e7dq89ek and will remain available for approximately seven days.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through two operating segments: Aviation Services and Expeditionary Services. Additional information can be found at aarcorp.com.

Contact: Dylan Wolin – Vice President, Strategic & Corporate Development and Treasurer | +1-630-227-2017 | dylan.wolin@aarcorp.com

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including but not limited to (i) our belief that we drove strong commercial performance, (ii) our expectation that growth will return in our government business, (iii) our belief in our ability to continue to utilize the strength of our balance sheet to secure new business and generate shareholder value through organic and inorganic investments, and (iv) our belief that our pipeline of commercial and government opportunities remains full.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or sustainability targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) a reduction in the level of sales to the branches, agencies and departments of the U.S. government and their contractors (which were 34.1% of consolidated sales in fiscal year 2022); (iii) non-compliance with laws and regulations relating to the formation, administration and performance of our U.S. government contracts; (iv) cost overruns and losses on fixed-price contracts; (v) nonperformance by subcontractors or suppliers; (vi) changes in or non-compliance with laws and regulations that may affect certain of our aviation and government and defense related activities that are subject to licensing, certification and other regulatory requirements imposed by the FAA, the U.S. State Department and other regulatory agencies, both domestic and foreign; (vii) a reduction in outsourcing of maintenance activity by airlines; (viii) a shortage of the skilled personnel on whom we depend to operate our business, or work stoppages; (ix) competition from other companies, including original equipment manufacturers, some of which have greater financial resources than we do; (x) financial and operational risks arising as a result of operating internationally; (xi) inability to integrate acquisitions effectively and execute our operational and financial plan related to the acquisitions; (xii) inability to recover our costs due to fluctuations in market values for aviation products and equipment caused by various factors, including reductions in air travel, airline bankruptcies, consolidations and fleet reductions; (xiii) asset impairment charges we may be required to recognize to reflect the non-recoverability of our assets or lowered expectations regarding businesses we have acquired; (xiv) threats to our systems technology from equipment failures, cyber or other security threats or other disruptions; (xv) a need to make significant capital expenditures to keep pace with technological developments in our industry; (xvi) inability to fully execute our stock repurchase program and return capital to our stockholders; (xvii) restrictions on paying, or failure to maintain or pay dividends; (xviii) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xix) non-compliance with restrictive and financial covenants contained in certain of our loan agreements; (xx) the continued impact of the COVID-19 pandemic on air travel, worldwide commercial activity and our and our customers’ ability to source parts and components; (xxi) exposure to product liability and property claims that may be in excess of our liability insurance coverage; and (xxii) the costs of compliance, and liability for non-compliance, with environmental regulations, including future requirements regarding climate change and environmental, social and governance matters. Should one or more of those risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described. Those events and uncertainties are difficult or impossible to predict accurately and many are beyond our control.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our Quarterly Reports on Form 10-Q. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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AAR CORP. and subsidiaries

Condensed consolidated statements of income (In millions except per share data - unaudited)	Three months ended August 31,
	2022	2021
Sales	$446.3	$455.1
Cost and expenses:
Cost of sales	364.4	390.5
Selling, general, and administrative	50.1	49.3
Loss from joint ventures	(0.6)	(0.2)
Operating income	31.2	15.1
Interest expense, net	(1.0)	(0.7)
Other income, net	0.2	0.7
Income from continuing operations before income taxes	30.4	15.1
Income tax expense	8.1	3.9
Income from continuing operations	22.3	11.2
Income from discontinued operations	0.4	0.3
Net income	$22.7	$11.5

Earnings per share – Basic
Earnings from continuing operations	$0.63	$0.32
Earnings from discontinued operations	0.01	0.01
Earnings per share – Basic	$0.64	$0.33

Earnings per share – Diluted
Earnings from continuing operations	$0.62	$0.31
Earnings from discontinued operations	0.01	0.01
Earnings per share – Diluted	$0.63	$0.32

Share Data:
Weighted average shares outstanding – Basic	34.9	35.1
Weighted average shares outstanding – Diluted	35.4	35.7

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AAR CORP. and subsidiaries

Condensed consolidated balance sheets (In millions)	August 31, 2022	May 31, 2022
	(unaudited)
ASSETS
Cash and cash equivalents	$44.3	$53.5
Restricted cash	4.1	5.4
Accounts receivable, net	220.8	214.0
Contract assets	87.5	73.6
Inventories, net	575.8	550.5
Rotable assets and equipment on or available for lease	52.8	53.6
Assets of discontinued operations	16.1	16.2
Other current assets	33.8	40.4
Total current assets	1,035.2	1,007.2
Property, plant, and equipment, net	111.4	109.6
Operating lease right-of-use assets, net	69.9	73.0
Goodwill and intangible assets, net	117.6	119.7
Rotable assets supporting long-term programs	167.7	166.6
Other non-current assets	97.1	97.8
Total assets	$1,598.9	$1,573.9

LIABILITIES AND EQUITY
Accounts payable and accrued liabilities	$341.7	$331.0
Liabilities of discontinued operations	16.2	17.2
Total current liabilities	357.9	348.2
Long-term debt	114.1	98.9
Operating lease liabilities	54.3	57.4
Other liabilities and deferred revenue	36.1	34.9
Total liabilities	562.4	539.4
Equity	1,036.5	1,034.5
Total liabilities and equity	$1,598.9	$1,573.9

AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows (In millions – unaudited)	Three months ended August 31,
	2022	2021
Cash flows provided by operating activities:
Net income	$22.7	$11.5
Less: Income from discontinued operations	(0.4)	(0.3)
Income from continuing operations	22.3	11.2
Adjustments to reconcile income from continuing operations to net cash provided by operating activities
Depreciation and intangible amortization	6.8	8.9
Stock-based compensation	4.1	3.1
Impairment charges	––	2.3
Changes in certain assets and liabilities:
Accounts receivable	(7.7)	(14.5)
Contract assets	(14.2)	(2.8)
Inventories	(26.0)	14.4
Rotable assets supporting long-term programs	(3.1)	0.9
Accounts payable and accrued liabilities	11.2	2.9
Deferred revenue on long-term programs	6.5	(2.0)
Other	7.1	(6.9)
Net cash provided by operating activities – continuing operations	7.0	17.5
Net cash used in operating activities – discontinued operations	(0.2)	(14.6)
Net cash provided by operating activities	6.8	2.9

Cash flows used in investing activities:
Property, plant, and equipment expenditures	(6.7)	(2.2)
Other	(4.0)	(2.7)
Net cash used in investing activities – continuing operations	(10.7)	(4.9)

Cash flows used in financing activities:
Short-term borrowings (repayments), net	15.0	(5.0)
Purchase of treasury stock	(21.9)	––
Other	0.4	(0.5)
Net cash used in financing activities – continuing operations	(6.5)	(5.5)
Effect of exchange rate changes on cash	(0.1)	(0.1)
Decrease in cash and cash equivalents	(10.5)	(7.6)
Cash, cash equivalents, and restricted cash at beginning of period	58.9	60.2
Cash, cash equivalents, and restricted cash at end of period	$48.4	$52.6

AAR CORP. and subsidiaries

Sales by business segment (In millions - unaudited)	Three months ended August 31,
	2022	2021
Aviation Services	$424.0	$435.6
Expeditionary Services	22.3	19.5
	$446.3	$455.1

Gross profit by business segment (In millions- unaudited)	Three months ended August 31,
	2022	2021
Aviation Services	$78.0	$60.9
Expeditionary Services	3.9	3.7
	$81.9	$64.6

Adjusted income from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted sales, adjusted cost of sales, adjusted gross profit margin, adjusted operating margin, adjusted cash provided by operating activities from continuing operations, adjusted EBITDA, and net debt are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our actual operating performance unaffected by the impact of certain items. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Adjusted EBITDA is income from continuing operations before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation and items of an unusual nature including but not limited to business divestitures, workforce actions, subsidies and costs, impairment and exit charges, facility consolidation and repositioning costs, investigation and remediation compliance costs, purchase accounting and legal settlements, strategic project costs and significant customer events such as early terminations, contract restructurings, forward loss provisions and bankruptcies.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted income from continuing operations (a) (In millions - unaudited)	Three months ended August 31,
	2022	2021
Income from continuing operations	$22.3	$11.2
Investigation and remediation compliance costs	0.6	0.1
Asset impairment and exit charges	––	1.7
Contract termination/restructuring costs and loss provisions, net	(0.2)	5.0
Government COVID-related subsidies, net	(0.5)	(0.2)
Facility consolidation and repositioning costs	––	0.1
Costs related to strategic projects	(0.2)	––
Severance charges	0.1	0.7
Adjusted income from continuing operations	$22.1	$18.6

(a)	All adjustments are presented net of applicable income taxes.

Adjusted diluted earnings per share from continuing operations (a) (In millions - unaudited)	Three months ended August 31,
	2022	2021
Diluted earnings per share from continuing operations	$0.62	$0.31
Investigation and remediation compliance costs	0.02	0.01
Asset impairment and exit charges	––	0.05
Contract termination/restructuring costs and loss provisions, net	(0.01)	0.14
Government workforce subsidies, net	(0.02)	(0.01)
Severance and furlough costs	––	0.02
Adjusted diluted earnings per share from continuing operations	$0.61	$0.52

(a)	All adjustments are presented net of applicable income taxes.

Adjusted gross profit margin (In millions - unaudited)	Three months ended
	August 31, 2022	May 31, 2022	August 31, 2021
Sales	$446.3	$476.1	$455.1
Contract termination/restructuring costs, net	0.1	(1.2)	1.0
Adjusted sales	$446.4	$474.9	$456.1

Cost of sales	$364.4	$386.3	$390.5
Contract termination/restructuring costs and loss provisions, net	0.4	(0.9)	(5.7)
Government COVID-related subsidies, net	0.7	1.1	0.3
Facility consolidation and repositioning costs	––	––	(0.1)
Asset impairment and exit charges	––	––	(2.3)
Severance charges	––	––	(0.1)
Adjusted cost of sales	$365.5	$386.5	$382.6

Adjusted gross profit margin	18.1%	18.6%	16.1%

Adjusted operating margin (In millions - unaudited)	Three months ended
	August 31, 2022	May 31, 2022	August 31, 2021
Adjusted sales	$446.4	$474.9	$456.1

Operating income	$31.2	$31.4	$15.1
Investigation and remediation costs	0.8	1.1	0.2
Contract termination/restructuring costs and loss provisions, net	(0.3)	(0.3)	6.7
Government COVID-related subsidies, net	(0.7)	(1.1)	(0.3)
Facility consolidation and repositioning costs	––	––	0.1
Asset impairment and exit charges	––	0.1	2.3
Severance charges	0.1	0.1	0.9
Costs related to strategic projects	(0.2)	1.8	––
Adjusted operating income	$30.9	$33.1	$25.0

Adjusted operating margin	6.9%	7.0%	5.5%

Adjusted cash provided by operating activities from continuing operations (In millions - unaudited)	Three months ended August 31,
	2022	2021
Cash provided by operating activities from continuing operations	$7.0	$17.5
Amounts outstanding on accounts receivable financing program:
Beginning of period	15.0	38.6
End of period	(14.9)	(30.2)
Adjusted cash provided by operating activities from continuing operations	$7.1	$25.9

Adjusted EBITDA (In millions - unaudited)	Three months ended August 31,		Year ended May 31,
	2022	2021	2022
Net income	$22.7	$11.5	$78.7
Income from discontinued operations	(0.4)	(0.3)	(0.2)
Income tax expense	8.1	3.9	26.6
Other income, net	(0.2)	(0.7)	(2.2)
Interest expense, net	1.0	0.7	2.3
Depreciation and intangible amortization	6.8	8.9	33.1
Investigation and remediation compliance costs	0.8	0.2	3.7
Losses related to sale and exit of business	––	––	1.7
Asset impairment and exit charges	––	2.3	3.5
Contract termination/restructuring costs and loss provisions, net	(0.3)	6.7	0.9
Customer bankruptcy and credit charges	––	––	1.0
Government COVID-related subsidies, net	(0.7)	(0.3)	(4.9)
Facility consolidation and repositioning costs	––	0.1	0.2
Severance charges	0.1	0.9	2.0
Costs related to strategic projects	(0.2)	––	1.8
Stock-based compensation	4.1	3.1	8.2
Adjusted EBITDA	$41.8	$37.0	$156.4

Net debt (In millions- unaudited)	August 31, 2022	August 31, 2021
Total debt	$115.0	$129.0
Less: Cash and cash equivalents	(44.3)	(48.8)
Net debt	$70.7	$80.2

Net debt to adjusted EBITDA (In millions - unaudited)
Adjusted EBITDA for the year ended May 31, 2022	$156.4
Less: Adjusted EBITDA for the three months ended August 31, 2021	(37.0)
Plus: Adjusted EBITDA for the three months ended August 31, 2022	41.8
Adjusted EBITDA for the twelve months ended August 31, 2022	$161.2
Net debt at August 31, 2022	$70.7
Net debt to Adjusted EBITDA	0.44